April 21, 2022                            Contact: Roger Schrum
+843-339-6018
roger.schrum@sonoco.com

Sonoco Reports Record First Quarter 2022 Results
Company Raises Full-Year 2022 Guidance

Hartsville, S.C., U.S. - Sonoco (NYSE: SON), one of the largest sustainable global packaging companies, today reported financial results for its first quarter ended April 3, 2022.
First Quarter Highlights
•First quarter 2022 net sales were a record $1.77 billion, compared with $1.35 billion in the same period in 2021.
•First quarter 2022 GAAP earnings per diluted share were $1.17, compared with $0.71 in the same period in 2021.
•First quarter 2022 GAAP earnings include net after-tax, non-base charges totaling $67.4 million, or $0.68 per diluted share. These charges largely relate to the acquisition of Ball Metalpack, rebranded as Sonoco Metal Packaging, changes in the Last In, First Out ("LIFO") inventory reserve, and the amortization expense of acquisition intangibles. In the first quarter of 2021, GAAP earnings included net after-tax, non-base charges of $29.0 million, or $0.29 per diluted share, as further described in the First Quarter Review.
•Base net income attributable to Sonoco (base earnings) for the first quarter 2022 was a record $1.85 per diluted share, compared with $1.00 per diluted share in the same period of 2021. 2021 base results throughout the release have been revised to conform with the Company’s current Base Earnings definition which excludes amortization of acquisition intangibles. The Company recently provided updated first quarter guidance of $1.70 to $1.80 per diluted share. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.)
•Cash flow from operations was $1.1 million in the first quarter of 2022, compared to $138.7 million in the same period of 2021. Free cash flow was a use of $66.3 million in the first quarter of 2022, compared with $99.4 million generated in the same period of 2021. (See free cash flow definition, explanation and reconciliation to cash flow from operations later in this release.)

2022 Second Quarter and Full-Year Guidance
•Second quarter base earnings are expected to be in a range of $1.20 to $1.30 per diluted share. Base earnings for the second quarter of 2021 were $0.93 per diluted share.
•The Company has updated its outlook for full-year base earnings to a range of $5.25 to $5.45 per diluted share. Full-year base earnings per diluted share in 2021 was $3.93.
•Full-year 2022 guidance for cash provided from operations is unchanged at a range of $690 million to $740 million and free cash flow guidance remains at $365 million to $415 million.

Note: Second-quarter and full-year 2022 GAAP guidance are not provided in this release due to the likely occurrence of one or more of the following, the timing and magnitude of which we are unable to reliably forecast: restructuring costs and restructuring-related impairment charges, acquisition/divestiture-related costs, gains or losses on the sale of businesses or other assets, and the income tax effects of these items and/or other income tax-related events. These items could have a significant impact on the Company's future GAAP financial results.
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Sonoco Reports First Quarter 2022 Results - Page 2
CEO Comments
Commenting on the Company’s performance, Howard Coker, President and Chief Executive Officer, said, "Our Sonoco team delivered exceptional top-line and bottom-line results during the first quarter which exceeded the high end of our recently increased guidance and were driven by record performances in our Consumer Packaging and Industrial Paper Packaging segments. We welcomed Ball Metalpack (Metal Packaging) to the Sonoco family on January 26, 2022, and were very pleased with their better-than-expected first-quarter results. In addition, we continue to make solid progress on our integration activities and look forward to the contributions the Metal Packaging team will make to the future success of Sonoco. Overall, the Company's first-quarter earnings benefited from strong price/cost recovery across most of our businesses, the addition of Metal Packaging and solid customer demand in our Consumer and All Other businesses. These positive factors were only partially offset by last year's divestiture of the U.S. display and packaging business and the impact of foreign currency translation.

"Our Consumer Packaging segment achieved record sales and operating profit grew over 113 percent versus the prior-year period due primarily to the earnings added by Metal Packaging, a positive price/cost relationship, productivity improvements and solid gains in volume/mix. Our Industrial Paper Packaging segment also produced record sales and operating profit, which improved almost 39 percent over the prior year period due primarily to positive price/cost recovery. Finally, despite strong volumes and solid price/cost results, the All Other group of businesses experienced a 23 percent decline in operating profit due mostly to the 2021 divestiture of the U.S. display and packaging business."

First Quarter Review
Net sales for the first quarter of 2022 were a record $1.77 billion, up 30.9 percent from last year's first quarter sales of $1.35 billion. This growth was driven by higher selling prices, mostly implemented to offset inflation, sales added from the Metal Packaging acquisition and 2.0 percent growth in volume/mix. These positive factors were partially offset by the April 2021 divestiture of the Company's U.S. display and packaging business and the negative impact from foreign currency translation.

GAAP net income attributable to Sonoco in the first quarter of 2022 was $115.3 million, or $1.17 per diluted share, an increase of $43.0 million, compared with $72.3 million, or $0.71 per diluted share, in the first quarter of 2021. First quarter 2022 GAAP net income included net after-tax, non-base charges totaling $67.4 million, or $0.68 per diluted share. The largest component of these charges was $36.6 million, or $0.37 per diluted share, in net acquisition-related costs related to the Metal Packaging acquisition, including $18.7 million, or $0.19 per diluted share, of charges related to purchase accounting inventory "step-up" on the acquired inventory and $17.9 million, or $0.18 per diluted share, of net expenses mostly related to professional fees. The remainder of these non-base charges included $14.2 million, or $0.14 per diluted share, for amortization expense on acquisition intangibles; a $14.2 million, or $0.14 per diluted share, charge from an increase in the Company's LIFO reserve; $10.6 million, or $0.11 per diluted share of impairment and restructuring-related charges and $8.2 million, or $0.08 per diluted share, of net non-base gains related to certain derivative transactions and discrete tax adjustments. Impairment and restructuring-related charges include a $5.7 million after-tax impairment charge related to the Company's decision to exit its operations in Russia given the ongoing Russia-Ukraine conflict. In the first quarter of 2021, GAAP net income attributable to Sonoco of $72.3 million or $0.71 per diluted share, included net after-tax, non-base charges of $29.0 million, $5.2 million of which related to restructuring and asset impairment charges, $9.6 million to amortization expense on acquisition intangibles, and $5.4 million to non-operating pension costs. The remaining net charge of $8.8 million includes the loss on the divestiture of the Company's U.S. display and packaging business, and transaction costs associated with the divestiture, partially offset by gains from insurance proceeds.
Adjusted to exclude these items, base earnings in the first quarter of 2022 were a record $182.7 million, or $1.85 per diluted share, compared with $101.3 million, or $1.00 per diluted share, in the same period of 2021, an increase of $81.4 million. Base earnings and base earnings per diluted share are non-GAAP financial measures adjusted to remove restructuring-related items, asset impairment charges, acquisition/divestiture-related expenses, non-operating pension costs, amortization expense on acquisition intangibles, changes in LIFO inventory reserves, and certain income tax-related events and other items, if any, the exclusion of which the Company believes improves comparability and analysis of the ongoing operating performance of the business. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.)

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Sonoco Reports First Quarter 2022 Results - Page 3
GAAP gross profit was $371.6 million in the first quarter of 2022 compared to $277.9 million in the same period last year. Quarterly gross profit as a percentage of sales was 21.0 percent compared to 20.5 percent in the first quarter of 2021. First-quarter GAAP selling, general and administrative expenses increased $45.1 million from the prior-year quarter to $190.4 million. This increase was driven by higher acquisition/divestiture-related costs, additional acquisition intangibles amortization expenses related to Metal Packaging, and higher employee compensation and benefit costs.

Segment Review
Sonoco reports its financial results in two segments: Consumer Packaging and Industrial Paper Packaging, with all remaining businesses reported as All Other. Segment and All Other operating results do not include restructuring and asset impairment charges, acquisition expenses, interest income and expense, income taxes, non-operating pension costs, or certain other items, if any, the exclusion of which the Company believes improves comparability and analysis.

As previously disclosed, effective January 1, 2022, the Company excludes amortization expense on acquisition intangibles in determining segment and All Other operating results. Prior period results have been restated to conform to the current-year presentation.

Consumer Packaging
Sonoco’s Consumer Packaging segment primarily serves prepared and fresh food markets along with other packaging for direct-to-consumer products and includes the following products and services: round and shaped rigid paper containers; two- and three-piece steel tinplate cans and aerosol containers; metal and peelable membrane ends and closures; thermoformed plastic trays and containers; printed flexible packaging; and global brand artwork management.
First quarter 2022 sales for the segment were a record $868.1 million, compared with $582.8 million in the first quarter of 2021. Segment operating profit was a record $173.6 million in the first quarter, compared with $81.4 million in the same quarter of 2021.
Segment sales increased 49.0 percent compared to the prior year's quarter due primarily to the Metal Packaging acquisition and higher selling prices, primarily implemented to help offset inflation. Overall, segment volume/mix improved approximately 4 percent on solid gains in flexible packaging and plastic food packaging. Flexible packaging's volume/mix improvement was driven by strong confectionery, food service and other food products. Increased volume/mix in plastic food packaging reflects higher demand in both the fresh and prepared food markets. Global rigid paper containers volume/mix was essentially flat in the quarter as North America food product demand was impacted by the ongoing supply chain issues.

Segment operating profit increased 113.4 percent compared to the prior year's quarter due primarily to the Metal Packaging acquisition, favorable price/cost recovery which more than offset raw material and non-material inflation, strong volume/mix and favorable productivity. As a result, segment operating margin improved to 20.0 percent in the first quarter of 2022 from 14.0 percent in the same 2021 period.

Industrial Paper Packaging
The Industrial Paper Packaging segment includes the following products and services: fiber-based tubes, cones, and cores; fiber-based construction tubes; fiber-based protective packaging and components; wooden, metal and composite wire and cable reels and spools; and recycled paperboard, corrugating medium, recovered paper and material recycling services.
First quarter 2022 sales for the segment increased for the seventh consecutive quarter to a record $699.1 million, up from $565.4 million in the first quarter of 2021. Segment operating profit was a record $72.7 million in the first quarter of 2022, compared with $52.3 million in the same quarter last year.
Segment sales increased 23.7 percent from the prior year's quarter largely due to higher selling prices implemented to offset raw material and non-material inflation, while volume/mix declined approximately 2 percent reflecting, among other things, severe winter weather, supply chain disruptions and operational closures in China stemming from COVID-19 restrictions. Volume declines were concentrated in Asia and Europe tube and core operations, North America recycling and fiber protective packaging.
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Sonoco Reports First Quarter 2022 Results - Page 4
Segment operating profit improved 38.9 percent from the prior-year's quarter, primarily driven by a positive price/cost relationship partially offset by lower volume/mix and productivity. Segment operating margin grew approximately 120 basis points to 10.4 percent.

All Other
Businesses grouped as All Other include healthcare packaging, protective and retail security packaging and industrial plastic products. These businesses include the following products and services: thermoformed rigid plastic trays and devices; custom-engineered molded foam protective packaging and components; temperature-assured packaging; injection molded and extruded containers, spools and parts; retail security packaging, including printed backer cards, thermoformed blisters and heat-sealing equipment; and paper amenities.
First quarter 2022 sales were $203.8 million, compared with $205.2 million in the first quarter of 2021. The combined businesses reported an operating profit of $14.5 million in the current quarter, compared to $18.8 million in the same quarter last year.
Sales declined 0.7 percent from the prior-year quarter due primarily to the divestiture of the U.S. display and packaging business. Excluding the impact of the divestiture, volume/mix increased sales by approximately 9 percent, driven by strong gains in temperature-assured packaging, retail security packaging, industrial plastics, and molded foam components, somewhat offset by lower healthcare packaging demand.
Operating profit for the combined businesses declined by 22.6 percent from the prior-year's quarter due primarily to the impact of the divested display and packaging business. Operating margin declined to 7.1 percent in the quarter from 9.1 percent in the first quarter of 2021.

Corporate/Tax
GAAP net interest expense for the first quarter of 2022 increased to $19.1 million, compared with $17.7 million during the same period in 2021, primarily due to higher debt balances stemming from the Metal Packaging acquisition. The first quarter 2022 effective tax rates on GAAP and base earnings were 23.7 percent and 25.3 percent, respectively, compared with 25.2 percent and 25.6 percent, respectively, in the prior year’s quarter. The lower GAAP rate for 2022 is due largely to the release of valuation allowances on the Company's state net operating loss carryforwards.

Cash Flow and Free Cash Flow
Cash generated from operations for the first three months of 2022 was $1.1 million, compared with $138.7 million in the same period of 2021, a decrease of $137.7 million. While net income increased by $43.3 million, this was more than offset by increased working capital consumption. Changes in net working capital used $155.5 million more cash in the first three months of 2022, compared with the same period last year. While inflation in the current year is a key driver, increased business activity was more pronounced in the first quarter of 2022 as compared to the prior year's quarter.
Free cash flow for the first three months of 2022 was a use of $66.3 million, compared with a provision of $99.4 million of cash generated in the same period last year. This decrease of $165.7 million was driven by lower operating cash flow and higher net capital spending. During the first three months of 2022, net capital expenditures were $67.3 million compared with $39.3 million in the same period last year. While spend continued for Project Horizon, the modernization of the Company's Hartsville paper mill complex, the year-over-year increase was largely driven by increased strategic investments in Consumer growth and productivity projects. Free cash flow is a non-GAAP financial measure which may not represent the amount of cash flow available for general discretionary use because it excludes non-discretionary expenditures, such as mandatory debt repayments and required settlements of recorded and/or contingent liabilities not reflected in cash flow from operations. (See free cash flow description and reconciliation later in this release. Free cash flow is defined as cash flow from operations minus net capital expenditures. Net capital expenditures are defined as capital expenditures minus proceeds from, and/or plus costs incurred in, the disposition of capital assets.)
The Company continues to provide value to shareholders through cash dividends and, from time to time, targeted stock repurchases. Although dividends were flat on a per-share basis from the prior-year quarter, total dividends paid
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Sonoco Reports First Quarter 2022 Results - Page 5
declined to $43.7 million in the first quarter of 2022 compared to $45.1 million in the prior-year period due to share repurchases made in 2021.
As of April 3, 2022, total debt was approximately $3.17 billion, compared with $1.61 billion as of December 31, 2021. The Company's total-debt-to-total-capital ratio was 62.3 percent as of April 3, 2022, compared to 46.5 percent at the end of 2021. The increase in total debt stems from the issuance of unsecured notes and proceeds from a new term loan used to fund the Metal Packaging acquisition. Cash and cash equivalents were $151.5 million as of April 3, 2022, compared with $171.0 million at December 31, 2021.

Second Quarter and Full-Year 2022 Outlook
The Company expects second quarter base earnings to be in the range of $1.20 to $1.30 per diluted share, which compares with $0.93 per diluted share reported in the second quarter of 2021, revised for the exclusion of amortization expense on acquisition intangibles. Full-year 2022 base earnings are expected to be between $5.25 to $5.45 per diluted share, which compares with 2021 base earnings of $3.93 per diluted share. This full-year 2022 outlook has been increased at the mid-point by approximately 14 percent from the Company's previous guidance of $4.60 to $4.80 per diluted share. This guidance assumes a base effective tax rate between 24.5 percent and 25.5 percent in the second quarter and for the full year.

Full-year 2022 cash flow from operations and free cash flow guidance is unchanged from previous expectations of between $690 million to $740 million and $365 million to $415 million, respectively. Despite its increased full-year net income outlook, the Company expects higher working capital balances, primarily due to a combination of increased business activity and inflation, to offset net income growth. Capital spending projections for 2022 also remain unchanged at approximately $325 million.

Although the Company believes the assumptions reflected in the range of guidance are reasonable, given the uncertainty regarding the future performance of the overall economy, continued effects of the pandemic on global supply chains, and potential changes in raw material prices, other costs, and to the Company's effective tax rate, as well as other risk and uncertainties, including those described below, actual results could vary substantially.
Commenting on the Company's outlook, Coker said, "We are very excited about our accelerated start to the year and combined with our expectation for continued solid business activity in the second quarter, we are confident about our outlook for strong 2022 performance. Because of the timing of certain one-time price/cost benefits experienced in the first quarter, we anticipate that margins in our Consumer Packaging segment will normalize in the second quarter. In addition, we expect to continue benefiting from the integration of the Metal Packaging acquisition as we move through this year. Due to supply chain challenges, we have made the decision to delay the conversion of our Hartsville paper machine from corrugated medium to uncoated recycled paperboard to the third quarter. This delay is expected to result in less downtime and should provide more favorable results in our Industrial Paper Packaging segment in the second quarter. We also expect modest improvement in our All Other group of businesses as our teams continue driving commercial and operational improvements. Finally, we will remain diligent in staying ahead of the price/cost curve and continue to press necessary price increases to offset continued raw material, energy and other non-material inflation.
"To meet our long-term goals, we are continuing to invest in the long-term potential of our core Consumer and Industrial businesses to drive even further growth and productivity. In addition, we are pursuing a series of self-help actions over the next few years to simplify our structure to create a more effective and efficient organization, and managing our portfolio for fewer, but larger businesses. Finally, we remain committed to returning cash to shareholders as illustrated by the nearly 9 percent increase to our per-share quarterly cash dividend which was just approved by our Board of Directors for the second quarter of 2022."
Conference Call Webcast
Management will host a conference call and webcast to further discuss these results beginning at 11 a.m. ET today. The live conference call and a corresponding presentation can be accessed via the Internet at www.sonoco.com, under the Investor Relations section, or at http://investor.sonoco.com. A telephonic replay of the call will be available starting at 2 p.m. ET, to U.S. callers at 855-859-2056 and international callers at +404-537-3406. The replay passcode for both U.S. and international calls is 5589135. The archived call will be available through May 1, 2022. The webcast call also will be archived in the Investor Relations section of Sonoco’s website.
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Sonoco Reports First Quarter 2022 Results - Page 6
About Sonoco
Founded in 1899, Sonoco (NYSE:SON) is a global provider of consumer, industrial, healthcare and protective packaging. With net sales of approximately $5.6 billion in 2021, the Company has approximately 22,000 employees working in more than 300 operations in 32 countries serving some of the world’s best-known brands in some 85 nations. Sonoco is committed to creating sustainable products, services and programs for our customers, employees and communities that support our corporate purpose of Better Packaging. Better Life. The Company ranked first in the Packaging sector on Fortune's World's Most Admired Companies for 2022 as well as being included in Barron's 100 Most Sustainable Companies for the fourth-consecutive year. For more information on the Company, visit our website at www.sonoco.com.
Forward-looking Statements
Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the Company and its representatives may from time to time make other oral or written statements that are also “forward-looking statements.” Words such as “anticipate,” “assume,” “believe,” “committed,” “consider,” “could,” “estimate,” “expect,” “forecast,” “future,” “goal,” “guidance,” “intend,” “may,” “might,” “objective,” “opportunity,” “outlook,” “plan,” “potential,” “project,” “strategy,” “target,” “will,” “would,” or the negative thereof, and similar expressions identify forward-looking statements.
Forward-looking statements in this communication include statements regarding, but not limited to: the Company’s future operating and financial performance, including second quarter and full-year 2022 outlook; expected benefits from and integration of the Metal Packaging acquisition and the strategic advantages and synergy, technology and process opportunities related thereto; the effects of ongoing and anticipated restructuring and portfolio management activities; the expected results as a result of the delayed conversion of the Company’s Hartsville paper machine; efforts to simplify the Company’s structure; efforts to recover higher costs and stay ahead of the price/cost curve; the effects of the COVID-19 coronavirus on the Company’s business, operations, people, supply chains and financial condition; inflation; outcomes of certain tax issues and tax rates; the return of cash to shareholders; and creation of long-term value and returns for shareholders
Such forward-looking statements are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, perceived opportunities, expectations, beliefs, plans, strategies, goals and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.
Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks, uncertainties and assumptions include, without limitation, those related to: the Company’s ability to achieve the benefits it expects from acquisitions, including the Metal Packaging acquisition; the Company’s ability to execute on its strategy, including with respect to acquisitions, cost management, restructuring and capital expenditures, and achieve the benefits it expects therefrom; the availability and pricing of raw materials, energy and transportation, including the impact of potential changes in tariffs and escalating trade wars, and the Company's ability to pass raw material, energy and transportation price increases and surcharges through to customers or otherwise manage these pricing risks; the effects of the COVID-19 pandemic on the Company’s results of operations, financial condition, value of assets, liquidity, prospects and growth, and on the industries in which it operates and that it serves; the costs of labor; the effects of inflation and fluctuations in consumer demand on the Company and the industries in which it operates and that it serves; the Company’s ability to meet its goals relating to sustainability and reduction of greenhouse gas emissions; the Company’s ability to return cash to shareholders and create long-term value; and the other risks, uncertainties and assumptions discussed in the Company’s filings with the Securities and Exchange Commission, including its most recent reports on Forms 10-K and 10-Q, particularly under the heading “Risk Factors.” The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.
References to our Website Address
References to our website address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our website by reference into this release.
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Sonoco Reports First Quarter 2022 Results - Page 7

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	Three Months Ended
	April 3, 2022	April 4, 2021

Net sales	$1,770,982	$1,353,304
Cost of sales	1,399,417	1,075,403
Gross profit	371,565	277,901
Selling, general and administrative expenses	190,362	145,230
Restructuring/Asset impairment charges	12,142	6,846
Loss on divestiture of business	—	5,516
Operating profit	$169,061	$120,309
Non-operating pension cost	1,324	7,284
Net interest expense	19,065	17,731
Income before income taxes	148,672	95,294
Provision for income taxes	35,289	24,045
Income before equity in earnings of affiliates	113,383	71,249
Equity in earnings of affiliates, net of tax	2,224	1,044
Net income	115,607	72,293
Net (income)/ loss attributable to noncontrolling interests	(274)	4
Net income attributable to Sonoco	$115,333	$72,297

Weighted average common shares outstanding – diluted	98,554	101,492

Diluted earnings per common share	$1.17	$0.71
Dividends per common share	$0.45	$0.45

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Sonoco Reports First Quarter 2022 Results - Page 8

FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	Three Months Ended
	April 3, 2022	April 4, 2021
Net sales
Consumer Packaging	$868,098	$582,753
Industrial Paper Packaging	699,129	565,397
All Other	203,755	205,154
Consolidated	$1,770,982	$1,353,304

Segment operating profit:
Consumer Packaging	$173,609	$81,360
Industrial Paper Packaging	72,660	52,299
All Other	14,524	18,757
Restructuring/Asset impairment (charges)	(12,142)	(6,846)
Amortization of acquisition intangibles	(18,800)	(12,749)
Other non-base income/(charges), net	(60,790)	(12,512)
Consolidated	$169,061	$120,309

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	Three Months Ended
	April 3, 2022	April 4, 2021

Net income	$115,607	$72,293
Asset impairment charges/losses on disposition of assets and divestiture of a business	5,701	7,804
Depreciation, depletion and amortization	70,602	61,599
Pension and postretirement plan non-cash expense, net of (contributions)	(25,863)	(11,664)
Changes in working capital	(185,483)	(29,950)
Changes in tax accounts	18,399	13,123
Other operating activity	2,097	25,510
Net cash provided by operating activities	$1,060	$138,715

Purchase of property, plant and equipment, net	(67,324)	(39,315)
Cost of acquisitions, net of cash acquired	(1,348,589)	(2,353)
Net debt borrowings / (repayments)	1,470,028	(6,416)
Cash dividends paid	(43,747)	(45,142)
Payments made to repurchase shares	(3,410)	(5,051)
Other, including effects of exchange rates on cash	(27,459)	(17,754)

Net (decrease)/increase in cash and cash equivalents	$(19,441)	$22,684
Cash and cash equivalents at beginning of period	170,978	564,848
Cash and cash equivalents at end of period	$151,537	$587,532

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Sonoco Reports First Quarter 2022 Results - Page 9

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)
	April 3, 2022*	December 31, 2021
Assets
Current Assets:
Cash and cash equivalents	$151,537	$170,978
Trade accounts receivable, net of allowances	1,000,415	755,609
Other receivables	110,731	95,943
Inventories	868,251	562,113
Prepaid expenses	119,711	74,034
	$2,250,645	$1,658,677
Property, plant and equipment, net	1,640,774	1,297,500
Right of use asset-operating leases	315,604	268,390
Goodwill	1,688,308	1,324,501
Other intangible assets, net	756,967	278,143
Other assets	303,690	246,024
	$6,955,988	$5,073,235
Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and other payables	$1,255,938	$1,102,662
Notes payable and current portion of long-term debt	440,698	411,557
Income taxes payable	18,370	11,544
	$1,715,005	$1,525,763
Long-term debt, net of current portion	2,730,146	1,199,106
Noncurrent operating lease liabilities	272,157	234,167
Pension and other postretirement benefits	153,818	158,265
Deferred income taxes and other	165,931	106,393
Total equity	1,918,931	1,849,541
	$6,955,988	$5,073,235
*Includes preliminary purchase price accounting estimates related to the Metal Packaging acquisition that are subject to change

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Sonoco Reports First Quarter 2022 Results - Page 10

Definition and Reconciliation of Non-GAAP Financial Measures
The Company’s results determined in accordance with U.S. generally accepted accounting principles (GAAP) are referred to as “as reported” or "GAAP" results. The Company uses certain financial performance measures, both internally and externally, that are not in conformity with GAAP (“non-GAAP financial measures") to assess and communicate the financial performance of the Company. These non-GAAP financial measures reflect the Company’s GAAP operating results adjusted to remove amounts (including the associated tax effects) relating to: restructuring initiatives; asset impairment charges; acquisition/divestiture-related costs; gains or losses from the divestiture of businesses; losses from the early extinguishment of debt; non-operating pension costs; amortization expense on acquisition intangibles; changes in LIFO inventory reserves; certain income tax events and adjustments; and other items, if any. The Company's management believes the exclusion of these items improves the period-to-period comparability and analysis of the underlying financial performance of the business. The adjusted non-GAAP results are identified using the term “base,” for example, “base earnings.” In addition, as discussed above, starting in 2022 and going forward, the Company includes adjustments in these non-GAAP financial measures to add back amounts relating to amortization-related expense on acquisition intangibles in order to better align such measures with those of its peers, better reflect the Company’s operating performance and increase the usefulness of such measures to the investing community.

These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against plan/forecast all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.
Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents these non-GAAP financial measures to provide users information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses and may not reflect financial results that are comparable to financial results of other companies that present similar costs differently. Furthermore, the calculations of these non-GAAP measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently.
To compensate for these limitations, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information which includes all of the items impacting financial results and the non-GAAP measures that exclude certain elements, as described above. Whenever Sonoco uses a non-GAAP financial measure, except with respect to guidance, it provides a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure. Whenever reviewing a non-GAAP financial measure, investors are encouraged to fully review and consider the related reconciliation as detailed below. Second-quarter and full-year 2022 GAAP guidance are not provided in this release due to the likely occurrence of one or more of the following, the timing and magnitude of which we are unable to reliably forecast: possible gains or losses on the sale of businesses or other assets, restructuring costs and restructuring-related impairment charges, acquisition related costs, amortization expense on acquisition-related intangibles, and the income tax effects of these items and/or other income tax-related events. These items could have a significant impact on the Company's future GAAP financial results.

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Sonoco Reports First Quarter 2022 Results - Page 11

	For the three months ended April 3, 2022
Dollars in thousands, except per share data	GAAP	Restructuring/Asset Impairments(1)	Amortization of Acquisition Intangibles(2)	Acquisition/Divestiture Related(3)	Other Adjustments(4)	Base
Operating profit	$169,061	$12,142	$18,800	$48,352	$12,438	$260,793
Non-operating pension costs	1,324	—	—	—	(1,324)	—
Interest expense, net	19,065	—	—	—	—	19,065
Income before income taxes	148,672	12,142	18,800	48,352	13,762	241,728
Provision for income taxes	35,289	1,635	4,630	11,756	7,738	61,048
Income before equity in earnings of affiliates	113,383	10,507	14,170	36,596	6,024	180,680
Equity in earnings of affiliates, net of tax	2,224	—	—	—	—	2,224
Net income	115,607	10,507	14,170	36,596	6,024	182,904
Net (income)/loss attributable to noncontrolling interests	(274)	61	—	—	—	(213)
Net income attributable to Sonoco	115,333	10,568	14,170	36,596	6,024	182,691
Per diluted common share*	$1.17	$0.11	$0.14	$0.37	$0.06	$1.85
*Due to rounding individual items may not sum across
(1) Restructuring/asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur. In the first quarter of 2022 the Company recognized asset impairment charges of $5,713 related to the Company's decision to exit its operations in Russia given the ongoing Russia-Ukraine conflict. Of the $12,142, approximately $6,309 were cash expenses.

(2) Beginning in 2022 the Company redefined base results to exclude amortization of intangible assets related to acquisitions.
(3) Consists of legal, professional, and other service fees related to acquisition and divestiture transactions, whether potential or consummated, and charges related to inventory "step-up" associated with purchase accounting adjustments on acquisition transactions. As described in the body of the release, the majority of these charges relate to the January 2022 acquisition of Metal Packaging.

(4) Other Adjustments include after-tax charges of $14,217 related to increases in the Company's LIFO reserve, the remaining $8,193 after-tax net gain relates to certain derivative transactions and discrete tax adjustments, which were partially offset by non-operating pension charges.

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Sonoco Reports First Quarter 2022 Results - Page 12

	For the three months ended April 4, 2021
Dollars in thousands, except per share data	GAAP	Restructuring/Asset Impairments(1)	Amortization of Acquisition Intangibles(2)	Acquisition/Divestiture Related(3)	Other Adjustments(4)	Base
Operating profit	$120,309	$6,846	$12,749	$10,025	$2,487	$152,416
Non-operating pension costs	7,284	—	—	—	(7,284)	—
Interest expense, net	17,731	—	—	—	—	17,731
Income before income taxes	95,294	6,846	12,749	10,025	9,771	134,685
Provision for income taxes	24,045	1,626	3,158	2,123	3,510	34,462
Income before equity in earnings of affiliates	71,249	5,220	9,591	7,902	6,261	100,223
Equity in earnings of affiliates, net of tax	1,044	—	—	—	—	1,044
Net income	72,293	5,220	9,591	7,902	6,261	101,267
Net loss attributable to noncontrolling interests	4	—	—	—	—	4
Net income attributable to Sonoco	$72,297	$5,220	$9,591	$7,902	$6,261	$101,271
Per diluted common share*	$0.71	$0.05	$0.09	$0.08	$0.06	$1.00
*Due to rounding individual items may not sum across
(1) Restructuring charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur. Asset impairment charges totaling $4,149 were recognized in 2021 related to certain assets in the Company's perimeter-of-the-store thermoforming operations and temperature-assured packaging business for which the projected undiscounted cash flows were not sufficient to cover their carrying value.
(2) Beginning in 2022 the Company redefined Base results to exclude amortization of intangible assets related to acquisitions. Prior year has been revised to conform with current year presentation.
(3) Consists of legal, professional, and other service fees related to acquisition and divestiture transactions, whether potential or consummated.
(4) Includes non-operating pension costs, the loss from the divestiture of the U.S. display and packaging business, partially offset by gains from insurance proceeds.

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Sonoco Reports First Quarter 2022 Results - Page 13

	Three Months Ended
FREE CASH FLOW*	April 3, 2022	April 4, 2021

Net cash provided by operating activities	$1,060	$138,715
Purchase of property, plant and equipment, net	(67,324)	(39,315)
Free Cash Flow	$(66,264)	$99,400

	Year Ended
	Estimated Low End	Estimated High End	Actual
FREE CASH FLOW*	December 31, 2022	December 31, 2022	December 31, 2021
Net Cash provided by operating activities	$690,000	$740,000	$298,672
Add: Pension-settlement-related contribution	—	—	133,000
Net cash provided by operating activities excluding pension-settlement-related contribution	$690,000	$740,000	$431,672
Purchase of property, plant and equipment, net	(325,000)	(325,000)	(242,853)
Free Cash Flow*	$365,000	$415,000	$188,819

* Free Cash Flow is a non-GAAP measure that does not imply the amount of residual cash flow available for discretionary expenditures, as both it and net cash provided by operating activities do not include mandatory debt service requirements and other non-discretionary expenditures. Note that this is the Company's definition of this metric and may not be comparable to similarly named metrics of other organizations.

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